EXHIBIT 99.1

FOR RELEASE November 6, 2014

SOURCE: Uni-Pixel, Inc.

UniPixel Reports Third Quarter 2014 Results

THE WOODLANDS, Texas — November 6, 2014 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, reported results for the third quarter ended September 30, 2014.

Q3 2014 Highlights

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Completed transfer of the modified plating process from the Texas facility to the production plating assets at the Kodak facility, a state-of-the-art manufacturing and testing facility within the Eastman Business Park in Rochester, New York. The company now has a fully-functional, roll-to-roll pilot production line in the Kodak facility, which helps consolidate expenses and streamline operations.

•
Achieved a development milestone by delivering a number of roll-to-roll, electronically tested sensor samples from the pilot production line to the company’s tablet customer for review. The samples have undergone integration and performance evaluation, which has provided valuable integration yield data and positive feedback on sensor performance.

•	Completed the first production coater process validation run for Diamond Guard™ hard-coat resin technology.

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Completed a Diamond Guard spray coating trial of mobile phone cases and computer peripheral component samples for two major OEMs. Initial results include positive coating uniformity, visual quality, and hardness and abrasion resistance performance. A second trial to optimize automated spray process parameters is scheduled for the current quarter.

•
Appointed Dr. Arnold Kholodenko as SVP of R&D, who brings more than 45 years of experience at public and private companies that have developed, manufactured, and commercialized products in the flat panel display, semiconductor, solar photovoltaic and wafer fabrication industries.

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Appointed Dr. Malcolm J. Thompson to board of directors, bringing to UniPixel more than 25 years of executive experience in electronic and optical materials, imaging, displays, solar cells, semiconductors, manufacturing equipment and flexible printed electronics technologies.

Roll-to-Roll Pilot Production Update
As announced in June 2014, the company achieved a fully-functional, roll-to-roll pilot production line comprised of a plating line at its Texas facility, with printing, final testing and packaging at the Kodak facility in New York. In August 2014, the company completed the transfer of the modified plating process from the Texas facility to the production plating assets at the Kodak Facility. UniPixel now has a fully-functional, roll-to-roll pilot production line comprised of a printing line, plating line, and final testing and packaging at the Kodak facility.

“Moving our additive, roll-to-roll pilot production line under one roof at the Kodak facility marks a major milestone to help consolidate expenses and streamline operations,” noted Jeff Hawthorne, UniPixel’s president and CEO. “We continue to make progress increasing our average yield as we apply the knowledge gained from and improvements made to the pilot production line.

“We have successfully worked through a number of challenges over the past several months, including ink formulation, PET substrate selection, roll-to-roll plating, plating chemistry full characterization and bath life stability, and improved sensor metal mesh visibility. We have a limited number of challenges we are working on overcoming to achieve a repeatable, commercial production yield level. These challenges primarily include improving the web transport to increase electrical yield and enhancing final testing to improve yield at module integration. We believe none of these challenges are insurmountable and our combined teams will resolve them in due course.

“It is difficult to forecast a precise timeline to resolve these challenges. We had anticipated initial commercial shipments in the fourth quarter of 2014; however, based on our current technical schedule we expect low volume sampling to our development customers in the quarter and ramping to commercial production in 2015.”

Based on the recent progress of the roll-to-roll pilot line at the Kodak facility, the company is in the process of moving plating lines from the Texas facility to the Kodak facility where they will be eventually commissioned for production. A plating line will be maintained at the Texas facility to be used for process and sample development.

Tablet Touch Screen Products
To reduce development complexity and speed the time-to-market of UniPixel’s first ‘InTouch Sensors Powered by Kodak’ product, UniPixel and Kodak technical work streams have been focused on an initial development project for the tablet market while working closely with a certain tablet manufacturer.

The application of InTouch for tablets is prime area of focus since according to DisplaySearch the tablet sensor segment is growing at approximately 6% CAGR, with more than 332 million units expected to be shipped annually by 2018.

“We continue to benefit from a strong relationship with our tablet customer as our teams work toward the worldwide product introduction of InTouch Sensors,” said Hawthorne. “Our customer understands the challenges of our yield ramp and remains fully engaged, and we continually discuss our progress to ensure our testing methods will result in high integration yields. We are working with our development customer to plan follow on integration trials and prototype delivery schedules.”

All-in-One PC Products
UniPixel continues to make progress on its new product and technology development roadmap for InTouch which after tablets addresses the larger form factor for all-in-one PC market. The company continues to run concurrent development projects to support release of an all-in-one touch sensor product and it is engaged with an all-in-one PC OEM customer and their touch module integrators in the product development processes.

Diamond Guard
During the third quarter, UniPixel advanced the development and application of its Diamond Guard™ hard-coat resin technology. The company successfully completed pilot production runs, which have validated resin formulation and coating process methods and procedures for PET film and spray applications. UniPixel is advancing towards commercialization of two Diamond Guard resin solutions. The PET film coating solution is applied to numerous types of flat surface applications, whereas the spray application is for coating three-dimensional surfaces, including mobile phone cases, lenses and key pads.

UniPixel has successfully completed the first production coater process validation run for Diamond Guard™ hard-coat resin technology during the quarter, and completed a follow-on production coater validation run in October. Subsequent to the quarter, UniPixel also completed initial production validation runs at two additional coating companies. The company expects to complete an additional production coater validation runs in November and early December.

UniPixel is sampling Diamond Guard coated film, produced from the first production coating validation runs, to a variety of end applications, including high-optical quality display cover glass, in-mold and wear/abrasion laminates.

The company continues to make progress with its Diamond Guard spray coat application. UniPixel conducted its first pilot trial run at a US-based spray coater supplier to Tier 1 customers for optical and industrial products. Given the pilot trial run resulted in positive results, a second trial to optimize automated spray process parameters is scheduled for the current quarter.

Production quantity chemical blending vendors have been recently qualified.

Analyst Day at Kodak Facility
UniPixel and Kodak will host an analyst day on December 4, 2014 at the Kodak facility. The event represents a unique opportunity for analysts and institutional investors to experience first-hand the roll-to-roll production process and an interactive product demonstration.

Attendance capacity is limited. Contact Ron Both at Liolios Group to request an invitation: 1-949-574-3860 or UNXL@liolios.com.

Q3 2014 Financial Summary
In the third quarter of 2014, the company did not generate revenues as it focused on manufacturing process development.

Selling, general and administrative (SG&A) expenses totaled $2.9 million in the third quarter of 2014, as compared to $2.5 million in the same year-ago quarter. The increase was primarily due to an increase in depreciation. The increase in SG&A was partially driven by an increase in contract labor and accounting expense. The increase in SG&A was partially offset by decreases in salaries and benefits, as well as legal, office and travel expenses.

Research and development (R&D) expenses totaled $2.7 million in the third quarter of 2014, as compared to $2.8 million in the third quarter of 2013. The decrease was primarily due to decreased lab expense related to prototype development. The decrease in R&D expenses was partially offset by increases in salaries and benefits, as well as travel expense.

Net loss was $5.6 million or $(0.45) per basic and diluted share in the third quarter of 2014, as compared to net loss of $5.3 million or $(0.44) per basic and diluted share in the same year-ago period.

Cash and cash equivalents totaled $26.8 million at September 30, 2014, as compared to $30.4 million at June 30, 2014.

Conference Call
UniPixel management will host a conference call later today to discuss the third quarter of 2014, followed by a question and answer period.

The call will be webcast live here, as well as via a link in the Investors section of the company's website at www.unipixel.com/investors. Webcast participants will be able to submit a question to management via the webcast player.

Date: Thursday, November 6, 2014
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Webcast: http://public.viavid.com/index.php?id=111490

To participate in the conference call via telephone, dial 1-913-981-5524 and provide the conference name or conference ID 7779119. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through December 6, 2014, via the same link above, or by dialing 1-858-384-5517 and entering replay ID 7779119.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2013. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$26,824,116	$39,369,574
Account receivable, net	—	11,409
Prepaid expenses	95,000	—

Total current assets	26,919,116	39,380,983

Property and equipment, net of accumulated depreciation of $9,303,673 and $4,769,453, at September 30, 2014 and December 31, 2013, respectively	12,507,804	15,893,435
Restricted cash	17,439	17,439

Total assets	$39,444,359	$55,291,857

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$256,408	$1,053,748
Deferred revenue	5,000,000	5,000,000

Total current liabilities	5,256,408	6,053,748

Total liabilities	5,256,408	6,053,748

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 12,350,715 shares issued and outstanding at September 30, 2014 and 12,244,714 shares issued and outstanding at December 31, 2013	12,351	12,245
Additional paid-in capital	138,542,974	135,720,308
Accumulated deficit	(104,367,374)	(86,494,444)

Total shareholders’ equity	34,187,951	49,238,109

Total liabilities and shareholders’ equity	$39,444,359	$55,291,857

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue	$—	$—	$—	$5,070,165

Cost of revenues	—	—	—	3,421

Gross margin	—	—	—	5,066,744

Selling, general and administrative expenses	2,929,068	2,478,717	8,877,019	6,831,561
Research and development	2,693,458	2,826,532	9,008,674	7,294,723

Operating loss	(5,622,526)	(5,305,249)	(17,885,693)	(9,059,540)

Other income
Interest income, net	3,895	6,834	12,763	13,305

Net loss	$(5,618,631)	$(5,298,415)	$(17,872,930)	$(9,046,235)

Per share information
Net loss - basic	$(0.45)	$(0.44)	$(1.45)	$(0.80)
Net loss - diluted	(0.45)	(0.44)	(1.45)	(0.80)

Weighted average number of basic common shares outstanding	12,350,697	12,090,337	12,324,787	11,271,118
Weighted average number of diluted common shares outstanding	12,350,697	12,090,337	12,324,787	11,271,118